Exhibit 99.1

Camden National Corporation Announces a 4.8% Increase in First Quarter 2006 Earnings Per Share Results

    CAMDEN, Maine--(BUSINESS WIRE)--April 25, 2006--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), today announced first quarter 2006 earnings per diluted share of $0.66, up 4.8% from $0.63 per diluted share for the first quarter of 2005. Net income after taxes for the first quarter of 2006 was $4.9 million versus $4.8 million recorded during the same period a year ago. For the three months ended March 31, 2006, the returns on average equity and average assets were 15.48% and 1.18%, compared to 15.80% and 1.30%, respectively, for the three months ended March 31, 2005.
    Daigle commented, "I am pleased with the Company's solid all-around performance leading off the year, especially in the face of continuing pressure on the net interest margin following the 15th consecutive increase in the Federal Funds Rate late in the quarter. Balance sheet growth is well distributed among all key categories and the momentum in both net- and non-interest income areas within our enterprise is quite encouraging."
    The Company's total assets at March 31, 2006 were $1.7 billion, an increase of 12.4% over total assets of $1.5 billion at March 31, 2005. Net loans at March 31, 2006 were $1.2 billion, up 11.3% over the $1.1 billion in net loans at March 31, 2005. Total deposits of $1.2 billion at March 31, 2006 were up 16.5% over the same period a year ago.
    Net interest income of $14.2 million for the first quarter of 2006 was up $1.2 million, or 9.6%, compared to the same period a year ago. Daigle noted that residential and consumer loans fueled the loan growth at both banks due to focused business development programs.
    Non-interest income of $2.8 million for the quarter ended March 31, 2006, was up 14.5% from the same quarter a year ago. This was primarily the result of an increase in income from fiduciary services and insurance related activities.
    Non-interest expense for the first quarter of 2006 was $9.2 million, an increase of $1.3 million, or 16.8%, over the same quarter in the prior year. The Company recorded a $645,000 charge resulting from the Steamship Navigation et al litigation, and experienced increased compensation costs of $512,000 related to increased sales and service activities. The Company's efficiency ratio (non-interest expense/net interest income and non-interest income) for the quarter ended March 31, 2006 was 54.25%, compared to 51.27% for the first quarter of 2005.
    "Despite the continued flat yield curve and highly competitive landscape, our net income performance improved 11.1%, excluding the Steamship charge," Daigle remarked.
    The Company reported earlier that the Board of Directors approved a dividend of $0.22 per share, payable on April 28, 2006 for shareholders of record on April 17, 2006. At the end of the first quarter of 2006, the price of Camden National Corporation stock closed at $38.40 per share, an increase of $3.05, or 8.6%, above the closing price of $35.35 at March 31, 2005.
    "We continue to be a top performing financial institution within our peer group and within the State of Maine due to our customer focused innovation and execution," Daigle noted in concluding his remarks.
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.
    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.



                      Camden National Corporation
                 (In thousands, except per share data)

                                   March 31,   March 31,  December 31,
                                     2006        2005         2005
                                  ----------- ----------- ------------
 Balance Sheet Data
 Assets                           $1,736,627  $1,545,054   $1,653,257
 Loans                             1,212,498   1,089,439    1,182,175
 Allowance for Loan and Lease
  Losses                              14,639      13,670       14,167
 Investments                         416,360     360,401      367,629
 Deposits                          1,204,266   1,033,788    1,163,905
 Borrowings                          385,493     374,385      347,039
 Shareholders' Equity               $131,493    $123,596     $129,538

 Tier 1 Leverage Capital Ratio          7.31%       7.32%        7.60%
 Tier 1 Risk-based Capital
  Ratio                                10.58%      11.01%       10.67%
 Total Risk-based Capital
  Ratio                                11.83%      12.27%       11.92%

 Allowance for loan and lease
  losses to total loans                 1.21%       1.25%        1.20%
 Non-performing loans to total
  loans                                 0.71%       0.83%        0.79%
 Return on Average Equity              15.48%      15.80%       16.99%


                                    Three Months Ended
                                   3/31/2006   3/31/2005
                                  ----------- -----------
 Income Statement Data
 Interest Income                     $25,396     $20,153
 Interest Expense                     11,194       7,193
                                  ----------- -----------
 Net Interest Income                  14,202      12,960
 Provision for Loan and Lease
  Losses                                 552         230
                                  ----------- -----------
 Net Interest Income after
  Provision for Loan and Lease
  Losses                              13,650      12,730
 Non-interest Income                   2,779       2,426
 Non-interest Expense                  9,212       7,888
                                  ----------- -----------
 Income before Income Taxes            7,217       7,268
 Income Taxes                          2,280       2,427
                                  ----------- -----------
 Net Income (1)                       $4,937      $4,841
                                  =========== ===========

 Efficiency ratio (2)                  54.25%      51.27%

 Per Share Data
 Basic earnings per share              $0.66       $0.63
 Diluted earnings per share             0.66        0.63
 Tangible book value per share (3)    $16.71      $15.30
 Weighted average shares
  outstanding                      7,523,982   7,636,549


(1) Excluding the Steamship Navigation litigation charge of $645, net of taxes of $204, net income would have been $5,378 for 2006.

(2) Computed by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3) Computed by dividing total shareholders' equity less goodwill and core deposit intangible by the number of common shares outstanding.

    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com